Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACT
Jan. 5, 2018	Bob East, Westwicke Partners
443.213.0500 | diplomat@westwicke.com

Diplomat Initiates CEO Transition; Reaffirms 2017 Guidance and Provides Preliminary 2018 Outlook

Appoints Jeff Park as Interim Chief Executive Officer Following Retirement of Phil Hagerman

Mr. Hagerman to Continue Service on Board and Become Chairman Emeritus; Ben Wolin, Lead Director, Appointed Chairman

FLINT, Mich. — Diplomat Pharmacy, Inc. (NYSE: DPLO) (“Diplomat” or the “Company”) today announced that Jeff Park, a member of the Diplomat Board of Directors, has been appointed Interim Chief Executive Officer, effective immediately. Mr. Park’s appointment follows the retirement of Phil Hagerman, co-founder of Diplomat in 1975 and Chief Executive Officer and Chairman of Diplomat since 1991. Mr. Hagerman will remain as a member of the Diplomat Board and become Chairman Emeritus. The Board has appointed Ben Wolin, independent Lead Director, as Chairman of the Diplomat Board, effective immediately.

Mr. Hagerman’s decision to retire as CEO was made with the support of the Board of Directors. The Board has commenced a comprehensive search process to identify a permanent CEO with the assistance of a leading, independent executive search firm. Mr. Hagerman will serve as a consultant to the Company during the CEO search process to ensure a smooth transition. As a consultant, Mr. Hagerman will advise the management team on the execution of Diplomat’s growth plans and the integration of recent acquisitions.

Ben Wolin said, “Diplomat has a significant opportunity to enhance shareholder value by building on our recent acquisitions and accelerating our evolution from a specialty pharmacy provider to a broader health care company. While we have made meaningful progress over this past year, there remains work ahead to build on the growth plans we have in place. Phil and the Board have mutually determined that now is the right time to identify a new CEO to help drive the Company forward and position Diplomat for long-term growth and success. As we continue to execute on our strategy, we will remain true to our one essential tenet: take good care of patients and the rest falls into place.”

Mr. Wolin continued, “Over the course of 2017, we have strengthened our senior leadership team and Board to ensure we have the right talent and we are pleased Jeff has agreed to step into the role of Interim CEO while we search for a permanent successor. Jeff joined the Board in June 2017, and brings a unique understanding and proven track record in the PBM and Pharmacy industries. Throughout his career, Jeff has overseen the integration of over a dozen transactions, and we look forward to benefitting from his operational expertise as we continue to integrate our recent acquisitions. As Jeff and the management team work to realize Diplomat’s potential, the Board will conduct a comprehensive search to identify a leader with a proven track record of performance in the key areas of growth and focus for Diplomat. We look forward to

Phil’s continued contributions on the Board, and wish him the best in his well-deserved retirement.”

Mr. Hagerman said, “I am proud of all that Diplomat has accomplished since my father, Dale Hagerman, and I co-founded Diplomat more than 40 years ago. Over this time, Diplomat has grown from an individual pharmacy in Flint, Michigan to the nation’s largest independent provider of specialty pharmacy services — reaching patients and providers across all 50 states. We have added great talent to Diplomat’s leadership team over the past year, and the time is right for this leadership change to help accelerate Diplomat’s growth into a broader based health care company. I look forward to presenting together with Jeff on this strategy next week at the JP Morgan Healthcare conference in San Francisco. I will continue to support the Company as a consultant during this transition period and look forward to remaining involved with Diplomat as a member of the Board.”

Mr. Park said, “I look forward to working closely with our talented management team and Board to drive sustainable growth. Together, we will work to enhance our pharmacy capabilities and expand our service offerings to address the needs of our partners across the continuum of care, while continuing our unwavering focus on the health of patients we serve. Our updated financial outlook demonstrates the momentum we are seeing across our business and positions us for a strong 2018. With the integration of our acquisitions of National Pharmaceutical Services and LDI Integrated Pharmacy Services underway, we are on track to meet growing demand for an affordable service model and increased access to complex therapies, strengthening our business for the long-term.”

2017 Guidance and 2018 Financial Outlook

In a separate press release issued today, the Company reaffirmed guidance for the full-year 2017 and provided its preliminary 2018 outlook:

•                  Diplomat preliminarily expects 2017 revenue will be at the midpoint of the previously provided range of $4.4 and $4.6 billion and Adjusted EBITDA will be at the upper end of the previously announced range of $99 and $102 million.

•                  In 2018, Diplomat preliminarily expects revenue in the range of $5.3 to $5.6 billion, representing an approximately 20 percent increase based on the midpoint of the 2017 range, and Adjusted EBITDA in the range of $164 to $170 million, representing an approximately 66 percent increase based on the midpoint of the 2017 range.

About Jeff Park

Jeff Park has been a director since June 2017. Prior to his appointment as Interim CEO, he was a member of the Audit Committee. Mr. Park was the Chief Operating Officer of OptumRx, a $75 billion entity resulting from the merger of Catamaran Corporation (NASDAQ: CTRX), a major Pharmacy Benefits Management (PBM) services provider, and OptumRx, UnitedHealth Group’s (NYSE: UNH) free-standing pharmacy care services business from July 2015 until July 2016. Immediately prior to the merger, Mr. Park served as Catamaran’s Executive Vice President, Operations since March 2014 and previously served as its Chief Financial Officer beginning in 2006. Prior to serving as Chief Financial Officer, Mr. Park was a member of Catamaran’s board of directors and was a Senior Vice President of Covington Capital Corporation, a private equity venture capital firm he joined in 1998.

Mr. Park has substantial experience in the PBM and Pharmacy industries and has led PBM, pharmacy and technology operations, as well as clinical and member services. He has also had key managerial, financial and operational responsibilities during his 11 years in the health care industry, including significant roles in building operations through the integration of over a dozen acquisitions and driving organic growth. Mr. Park also has extensive financial and accounting expertise having served as a chief financial officer through a transition from a small Canadian listed public company to a Fortune 500 Nasdaq listed public company. In addition to his public company board experience, Mr. Park previously served on ten Covington portfolio company boards.

About Ben Wolin

Benjamin Wolin has been a director since October 2015 and the independent Lead Director since February 2017. He is a member of the Audit Committee and the Nominating and Corporate Governance Committee of Diplomat.

Mr. Wolin was the co-founder, Chief Executive Officer and a member of the board of directors of Everyday Health, Inc. (NYSE: EVDY), a leading provider of digital health and wellness solutions, from January 2002 until the sale of the company to a subsidiary of j2 Global, Inc. (NYSE: JCOM) in December 2016. From September 1999 until December 2001, Mr. Wolin served as Vice President of Production and Technology for Beliefnet, Inc. Additionally, Mr. Wolin currently serves in an advisory capacity to several private technology and healthcare companies.

Mr. Wolin has extensive technology, executive management, public company board governance, entrepreneurial, financial, and operating expertise from his former role as a founder, director and principal executive of Everyday Health. His experience as the principal executive officer and a director of a company that completed an initial public offering and numerous other transactions provides him with unique insights into the dynamics of a growing company and the financial, accounting, governance and operational issues specific to public reporting companies.

Non-GAAP Information

We define adjusted EBITDA as net income (loss) before interest expense, income taxes, depreciation and amortization, share-based compensation, change in fair value of contingent consideration and other merger and acquisition-related expenses, restructuring and impairment charges, and certain other items that we do not consider indicative of our ongoing operating performance.  Adjusted EBITDA is not in accordance with, or an alternative to, accounting principles generally accepted in the United States (“GAAP”).  In addition, this non-GAAP measure is not based on any comprehensive set of accounting rules or principles.  You should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in the press release, and we do not infer that our future results will be unaffected by unusual or non-recurring items.

We consider adjusted EBITDA to be a supplemental measure of our operating performance.  We present adjusted EBITDA because it is used by our Board of Directors and management to evaluate our operating performance.  Adjusted EBITDA is also used as a factor in determining incentive compensation, for budgetary planning and forecasting overall financial and operational expectations, for identifying underlying trends and for evaluating the effectiveness of our business strategies.  Further, we believe they assist us, as well as investors, in comparing performance from period-to-period on a consistent basis.  Other companies in our industry may calculate adjusted EBITDA differently than we do and these calculations may not be comparable to our adjusted EBITDA metrics.

Due to the inherent difficulty of forecasting the timing and amount of certain items that would impact net income, we are unable to reasonably estimate the related impact of such items to net income, the GAAP financial measure most directly comparable to adjusted EBITDA. Accordingly, we are unable to provide a reconciliation of adjusted EBITDA to net income with respect to the updated and forward-looking guidance provided herein. For the same reasons, we are unable to address the probable significance of the unavailable information, which could have a significant impact on our full-year GAAP financial results.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance, and may include Diplomat’s expectations regarding revenues, Adjusted EBITDA, the expected benefits of acquisitions, business and growth strategies, and the CEO search process.  The forward-looking statements contained in this press release are based on management’s good-faith belief and reasonable judgment based on current information. These statements are qualified by important risks and uncertainties, many of which are beyond our control, which could cause our actual results to differ materially from those forecasted or indicated by such forward-looking statements.  These risks and uncertainties include: our ability to adapt to changes or trends within the specialty pharmacy industry; significant and increasing pricing pressure from third-party payors; the amount of direct and indirect remuneration fees, as well as the timing of assessing such fees and the methodology used to calculate such fees; the outcome of material legal proceedings; our relationships with key pharmaceutical manufacturers; bad publicity about, or market withdrawal of, specialty drugs we dispense; a significant increase in competition from a variety of companies in the health care industry; our ability to expand the number of specialty drugs we dispense and related services; maintaining existing patients; revenue concentration of the top specialty drugs we dispense; our ability to maintain relationships with a specified wholesaler and two pharmaceutical manufacturers or other pharmaceutical manufacturers that become material to our business over time; increasing consolidation in the healthcare industry; managing our growth effectively; our ability to drive volume through a refreshed marketing strategy in traditional specialty pharmacy; our capability to penetrate the fragmented infusion market; the success of our strategy in the pharmacy benefit manager space; the ability to advance our specialty footprint by deepening our relationships with manufacturers through critical service solutions; our ability to effectively execute our acquisition strategy or successfully integrate acquired businesses, including any delays or difficulties in integrating the combined businesses, and the ability to achieve cost savings and operating synergies and the timing thereof; CEO succession planning and the dependence on our senior management and key employees and managing recent turnover among key employees; potential disruption to our workforce and operations due to recent cost savings and restructuring initiatives; and the additional factors set forth in “Risk Factors” in Diplomat’s Annual Report on Form 10-K for the year ended December 31, 2016 and in subsequent reports filed with or furnished to the Securities and Exchange Commission.  Except as may be required by any applicable laws, Diplomat assumes no obligation to publicly update such forward-looking statements, which are made as of the date hereof or the earlier date specified herein, whether as a result of new information, future developments, or otherwise.

About Diplomat

Diplomat (NYSE: DPLO) is the nation’s largest independent provider of specialty pharmacy services—helping patients and providers in all 50 states. The company offers medication management programs for people with complex chronic diseases and delivers unique solutions for manufacturers, hospitals, payors, providers, and more. Diplomat opened its doors in 1975 as a neighborhood pharmacy with one essential tenet: “Take good care of patients and the rest falls into place.” Today, that tradition continues—always focused on improving patient care and clinical adherence. For more information, visit diplomat.is.